Item 5


NETWORK  SIX  REPORTS  FOURTH  QUARTER  AND
FULL  YEAR  INCREASES  IN  REVENUES  AND  NET  INCOME  AND
COMMENCES  ITS  25TH  YEAR  RE-FOCUSED  ON  CORE  BUSINESS


                                            Kenneth C. Kirsch, President and CEO
                                                                              Or
                                     James J. Ferry, Vice President of Finance &
                                               Administration, CFO and Treasurer
                                                                February 8, 2001


Warwick, RI: Network Six, Inc. (NASDAQ: NWSS) reported contract revenue earned for the quarter ending December 31, 2000 of $2,528,228, up 5%, or $116,510, from $2,411,718 the same period a year ago. Net income for the period was $215,631, or $0.15 per share, up 158%, or $131,931, from the same period a year ago when the Company posted net income of $83,700 or $0.00 per share.

For the full year, contract revenue earned was $11,008,158, up 8%, or $782,482, from the previous year's total of $10,225,676. Full year 2000 net income was $653,868, or $.37 per share, compared to last year's net loss of $1,221,615. The 1999 results include a one-time pre-tax charge of approximately $3.1 million ($1.8 million after-tax) related to the Company settling its long-standing litigation with the State of Hawaii. Without the settlement charge, net income for 1999 would have been $623,117 or $.38 per share. Net income for 2000 increased 5% from 1999 levels excluding the Hawaii charge.

Kenneth C. Kirsch, President and CEO commented, "Considering the recent deceleration of the national economy, we are pleased with the increases in revenues and net income for both the quarter and the year 2000. During the year, we renewed all three of our major state government contracts: (1) the State of Rhode Island's InRHODES support contract with the Department of Human Services and the Department of Administration; (2) the State of Rhode Island's RICHIST support contract with the Department of Children, Youth and Families; and (3) the MACWIS support contract with the State of Maine's Department of Human Services.

As we enter our 25th year of operations, we are re-focusing the Company back to its core business of providing high quality information technology ("IT") services and solutions to state governments, where we have differentiated ourselves from many other IT firms historically. State governments continue to have IT needs, funds to expend on certain initiatives and a strong desire to improve their service levels. Whereas several years ago, only a few states were taking advantage of the power of the Internet, today almost all states are committed to web-enabling many of their applications and embracing some form of e-government. For this reason, we are cautiously optimistic about several upcoming applications development and support opportunities in the state government arena."

James J. Ferry, Vice President of Finance & Administration, CFO and Treasurer added, "Our financial position continues to strengthen due to solid cash flows. During 2000, we generated cash of $1.0 million, paid down long-term debt by $0.5 million, and ended the year with $3.5 million in cash and short-term investments on hand. We have continued to accrue our preferred dividend payable, which is now at $1.5 million."

********************************************************************************

Network Six is a full service provider of information technology services and solutions to government and industry that enables its customers to operate more efficiently and effectively. Network Six's services include applications development and implementation, e-commerce planning and technology consulting. Network Six's stock is traded on the NASDAQ SmallCap Market under the symbol NWSS. Its website is http://www.networksix.com.
                         -------------------------

This report contains forward-looking statements reflecting the Company's expectations or beliefs concerning future events that could materially affect Company performance in the future. All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. They are necessarily speculative statements, and unforeseen factors and unpredictable variables, such as competitive pressures, litigation, and regulatory changes and state funding changes, could cause results to differ materially from any that may be expected. Please refer to the company's forthcoming 10K for December 31, 2000 or 10Q's for March 31, 2000, June 30, 2000 or September 30, 2000 for more discussion and information.

The  following  is a recap of Network Six's balance sheet and operating results:

Network  Six,  Inc.
Condensed  Balance  Sheets



Assets                                              Dec. 31, 2000    Dec. 31, 1999
                                                   ---------------  ---------------
Current assets:
 Cash  and cash equivalents                        $    1,650,959   $    2,453,935
 Short term investments                                 1,803,387
 Contract receivables, less allowance for
   doubtful accounts of $49,000 at December 31,
   2000 and December 31, 1999                           1,094,142        1,561,255
 Costs and estimated earnings in excess of
   billings on contract                                   843,021          759,891
 Refundable taxes on income                                     -          150,640
 Deferred taxes                                           268,177          287,083
 Other current assets                                      66,273          151,933
                                                   ---------------  ---------------
     Total current assets                               5,725,959        5,364,737
                                                   ---------------  ---------------

Property and equipment:
  Computers and equipment                                 639,258          590,124
  Furniture and fixtures                                  162,606          162,606
  Leasehold improvements                                   20,190           20,191
                                                   ---------------  ---------------
                                                          822,054          772,921
Less: accum. depreciation and amortization                659,097          578,015
                                                   ---------------  ---------------
       Net property and equipment                         162,957          194,906

Deferred taxes                                             59,555          513,795
Other assets                                               47,007           86,750
                                                   ---------------  ---------------
  Total assets                                     $    5,995,478   $    6,160,188
                                                   ===============  ===============


                                                    Dec. 31, 2000    Dec. 31, 1999
                                                   ---------------  ---------------
Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt:
    Vendors                                        $      100,000   $      100,000
    Others                                                354,018          349,141
  Accounts payable                                         31,023          202,195
  Accrued salaries and benefits                           389,158          508,193
  Other accrued expenses                                   93,021          107,913
  Billings in excess of costs and
     estimated earnings on contracts                       19,048          124,458
  Preferred stock dividends payable                     1,473,612        1,119,468
                                                   ---------------  ---------------
    Total current liabilities                           2,459,880        2,511,368

Long-term debt, less current portion:
    Vendors                                               442,239          542,239
    Others                                                416,618          775,636
                                                   ---------------  ---------------
     Total Liabilities                                  3,318,737        3,829,243
                                                   ---------------  ---------------
Stockholders' equity:
  Series A convertible preferred stock,
    $3.50 par value. Authorized 857,142.85
    shares; issued and outstanding 714,285.71
    shares at December 31, 2000 and December 31,
    1999; liquidation of $3.50 per share
    plus unpaid and accumulated dividends               2,235,674        2,235,674
  Common stock, $.10 par value. Authorized
    4,000,000 shares; issued 825,684 shares
    at December 31, 2000 and 794,306 at
    December 31, 1999                                      82,568           79,430
Additional paid-in capital                              1,947,767        1,888,652
Treasury stock recorded at cost, 11,843 shares
    at December 31, 2000 and 8,081 shares at
    December 31, 1999                                     (44,360)         (28,179)
Retained earnings (accumulated deficit)                (1,544,908)      (1,844,632)
                                                   ---------------  ---------------
     Total stockholders' equity                         2,676,741        2,330,945
                                                   ---------------  ---------------
     Total Liabilities & Stockholders' Equity      $    5,995,478   $    6,160,188
                                                   ===============  ===============

                                                     Network  Six,  Inc.
                                              Condensed  Statements  of  Income

                                                   Three months      Three months     Twelve months     Twelve months
                                                  ended 12/31/00    ended 12/31/99    ended 12/31/00    ended 12/31/99
                                                 ----------------  ----------------  ----------------  ----------------
Contract revenue earned                          $     2,528,228   $     2,411,718   $    11,008,158   $    10,225,676
Cost of revenue earned                                 1,655,018         1,405,890         7,157,821         6,178,286
                                                 ----------------  ----------------  ----------------  ----------------
     Gross profit                                        873,210         1,005,828         3,850,337         4,047,390

Selling, general & administrative expenses               535,309           908,944         2,778,360         2,920,352
Litigation settlement                                          -           (50,000)                -         3,126,665
                                                 ----------------  ----------------  ----------------  ----------------
     Income (loss) from operations                       337,901           146,884         1,071,977        (1,999,627)

Other deductions (income)
     Interest expense                                     20,664            34,253           129,732           153,765
     Interest earned                                     (49,759)          (30,653)         (164,623)          (88,777)
                                                 ----------------  ----------------  ----------------  ----------------
          Income (loss) before income taxes              366,996           143,284         1,106,868        (2,064,615)

Provision (credit) for income taxes                      151,365            59,584           453,000          (843,000)
                                                 ----------------  ----------------  ----------------  ----------------
Net income (loss)                                $       215,631   $        83,700   $       653,868       ($1,221,615)
                                                 ================  ================  ================  ================
Net income (loss) per share:
Basic                                            $          0.15   $          0.00   $          0.37            ($1.96)
                                                 ================  ================  ================  ================
Diluted                                          $          0.15   $          0.00   $          0.37            ($1.96)
                                                 ================  ================  ================  ================
Shares used in computing net income (loss) per
share:
Basic                                                    813,841           794,123           805,809           787,638
                                                 ================  ================  ================  ================
Diluted                                                  813,841           794,123           805,809           787,638
                                                 ================  ================  ================  ================
Preferred dividends declared                     $        91,371   $        83,493   $       354,144   $       323,476
                                                 ================  ================  ================  ================